SUB-ITEM 77C:

	A Special Meeting of Members (the "Meeting") of Grosvenor
Registered Multi-Strategy Master Fund, LLC (the "Master Fund") was held on March 21, 2011 at the offices of the Master Fund, One Bryant Park, 10th Floor, New York, NY
10036. The following proposals were submitted for a vote of the members:

1.	to approve a new Investment Advisory Agreement between the
Master Fund and Grosvenor Capital Management, L.P.; and


          Dollars Voted       % of Voted          % of Total
For      $473,023,041.53       99.862%             99.862%
Against      $655,920.65        0.138%              0.138%
Abstain            $0.00        0.000%             0.000%

2. to elect five persons to serve as Directors of the Master Fund

Nominees           Dollars Voted         % Voted

Henry S. Bienen
For              $473,678,962.18         100.00%
Withheld                   $0.00           0.00%
Alan Brott
For              $473,678,962.18         100.00%
Withheld                   $0.00           0.00%
Brian P. Gallagher
For              $473,678,962.18         100.00%
Withheld                   $0.00           0.00%
Victor J. Raskin
For              $473,678,962.18         100.00%
Withheld                   $0.00           0.00%
Thomas G. Yellin
For              $473,678,962.18         100.00%
Withheld                   $0.00           0.00%

	Messrs. Brott and Yellin served as Independent Directors of the Master Fund. Messrs. John C. Hover II, Victor F. Imbimbo, Jr. and Stephen V. Murphy, who served as Independent Directors of the Master Fund, did not stand for election and ceased serving as Directors effective upon the election of Directors at the Meeting.